Exhibit 3-a
CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION OF
CENTALE, INC.
(under Section 805 of the Business Corporation Law)

The undersigned, being the Chief Executive Officer of Centale, Inc., hereby certifies:

FIRST: The name of the corporation is Centale, Inc., Inc.

SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on November 12, 1998. The name under which the corporation was formed is Safe Harbour Health Care Properties, Ltd.

THIRD: The amendments of the Certificate of Incorporation effected by this Certificate of Amendment are as follows:

The First Amendment changes the name of the Corporation to NexxNow, Inc.

The Second Amendment does not affect the preferred shares, but it changes the issued common shares of the corporation into a different number of shares by effecting a reverse split of the corporation’s common stock in a ratio of one to four, as follows:

As a result of the reverse stock split (“Reverse Stock Split”), each four (4) issued and outstanding shares of common stock of the corporation (“Old Common Stock”) shall automatically, without further action on the part of the corporation or any holder of such common stock, be changed into one (1) share of the corporation’s common stock (“New Common Stock”).  The Reverse Stock Split will be effected as follows:

(a)
Following the filing of this Amendment, each holder of a certificate (s) representing outstanding shares of the corporation’s Old Common Stock (“Old Certificate(s)”) will be entitled to receive, upon surrender of such Old Certificate(s) to the Corporation’s transfer agent for cancellation, a certificate(s) (“New Certificate”) representing the number of shares of New Common Stock owned by such stockholder following the Reverse Stock Split.

(b)
From and after the filing of the Amendment, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates pursuant to the provisions hereof.

(c)
The Corporation will not issue fractional shares or scrip.  Rather, fractional shares will be rounded up, and stockholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of New Common Stock for each fraction.

(d)
The Reverse Stock Split reduces the number of issued shares of the corporation by changing the number of issued and outstanding shares of common stock from  55,973,896 to 13,993,474 at a ratio of 4 to 1; and reduces the stated capital of the corporation from $70,606 to $17,652.

(e)
As a result of the Reverse Stock Split, the Corporation is changing the number of authorized but unissued common shares from 194,026,104 shares, par value $.01 per share, to 236,006,745 shares, par value $0.01 per share, by effecting the Reverse Stock Split with respect to the outstanding common shares in the ratio described above.  The change ratio with respect to the unissued common stock is 1.22 shares of New Common Stock for each one (1) share of Old Common Stock.  The total number of authorized common shares remains the same as before the Reverse Stock Split.

FOURTH: As a result of the first amendment, Paragraph “FIRST” of the Certificate of Incorporation of the Corporation shall read as follows:

FIRST:  The name of the Corporation is “Nexxnow, Inc.” (the “Corporation”).

FIFTH: As a result of the second amendment,  Paragraph "FOURTH" of the Certificate of Incorporation of the Corporation, relating to the aggregate number of shares which the corporation is authorized to issue, the par value thereof, and the classes into which the shares are divided, shall read as follows:

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 260,000,000 shares, which are divided into 10,000,000 Preferred Shares of a par value of $.01 each, and 250,000,000 Common Shares of a par value of $.01 each. Subject to the provisions of Section 502 of the Business Corporation Law, the Board of Directors of the Corporation is authorized to provide for the issuance from time to time of Preferred Shares in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, relative rights, preferences and limitations of the shares of each such series.

SIXTH:  The foregoing amendments of the Certificate of Incorporation were authorized by the unanimous written consent of the directors of the Corporation. The foregoing amendments were then authorized, pursuant to Section 615 of the Business Corporation Law, by the written consent of the holders of a majority of the outstanding shares of the Corporation entitled to vote, and prompt written notice of said action was given to the shareholders as required by said Section 615.

IN WITNESS WHEREOF, I have subscribed this document on the forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Dated: May 13, 2008

/s/ Paul Riley
Paul Riley, Chief Executive Officer